UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2016

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Secured Promissory Note and Pledge Agreement
On April 15, 2016, Magellan Petroleum Corporation, a Delaware corporation (“Magellan” or the “Company”), and One Stone Holdings II LP, a Delaware limited partnership (“One Stone”), entered into (i) a Secured Promissory Note (the “Note”) pursuant to which One Stone made a loan to Magellan in the aggregate amount of $625,000 (the “Loan Amount”) and (ii) a Pledge Agreement (the “Pledge”) pursuant to which Magellan pledged, assigned and granted to One Stone a security interest in certain assets of Magellan, as collateral for the loan. Magellan is required to use the borrowed amounts (i) to satisfy transaction costs in connection with the transactions contemplated by that certain Exchange Agreement, dated as of March 31, 2016, between Magellan and One Stone (the “Exchange Agreement”), as referenced in the Company’s Current Report on Form 8-K filed on April 4, 2016 with the U.S. Securities and Exchange Commission (the “SEC”), and (ii) to pay certain outstanding accounts payable.
The Exchange Agreement provides that, upon the terms and subject to the conditions set forth in the Exchange Agreement, One Stone will transfer to the Company 100% of the outstanding shares of Magellan Series A convertible preferred stock, par value $0.01 per share, in consideration for the assignment to and assumption by One Stone of 100% of the outstanding membership interests in Nautilus Poplar LLC, a Montana limited liability company and wholly owned subsidiary of the Company, and 51% of the outstanding common units, a Delaware limited liability company and majority-owned subsidiary of the Company, as adjusted by the Cash Amount (as defined in the Exchange Agreement) (the “Exchange”).
The Note and the Pledge have substantially the following terms:

•
Maturity Date: The Loan Amount is due and payable the earliest of (i) August 1, 2016 or, if the Exchange Agreement is terminated as a result of a breach by One Stone, August 1, 2017, (ii) the Exchange Agreement closing date, or (iii) immediately upon the continuance of an Event of Default (as defined in the Note) by the Company.

•
Closing: At the closing of the transactions contemplated by the Exchange Agreement, the Loan Amount will be deemed to be paid in full as a portion of the exchange consideration, and no amounts under the Note will be repaid by the Company. If the Exchange is not consummated, the Company will be required to repay this amount. Upon closing of the Exchange, One Stone will assume all assets and virtually all liabilities related to Poplar. These liabilities include amounts owed to certain vendors and approximately $5.5 million owed by Poplar under a loan agreement with West Texas State Bank.

•
Interest    : No interest will be payable under the Note unless the Exchange Agreement is terminated (subject to certain conditions), in which case interest will accrue from the termination date at a rate per annum equal to the Prime Rate (as published in The Wall Street Journal) plus 1%.

•	Pledge Agreement: The Loan Amount will be secured by a pledge of Magellan’s ordinary shares in Magellan Petroleum Australia Pty Ltd.

The foregoing descriptions of the Note and the Pledge are qualified in their entirety by the terms of the agreements, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Participants in Solicitation; Additional Information about the Exchange
Magellan, One Stone and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from Magellan’s stockholders in connection with the Exchange. Stockholders are urged to carefully read the proxy statement regarding the Exchange when it becomes available because it will contain important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Magellan’s stockholders in connection with the Exchange will be set forth in the proxy statement when it is filed with the SEC. You can find information about Magellan’s executive officers and directors in its annual report on Form 10-K/A filed with the SEC on October 28, 2015. You can obtain free copies of these and other documents containing relevant information at the SEC’s website at www.sec.gov or by contacting the Company by mail at 1775 Sherman Street, Suite 1950, Denver, Colorado 80203, or by telephone at (720) 484-2400.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 is incorporated herein by reference. The Note is being issued in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Secured Promissory Note by and between Magellan Petroleum Corporation and One Stone Holdings II LP, dated as of April 15, 2016 (a)
10.2	Pledge Agreement by and between Magellan Petroleum Corporation and One Stone Holdings II LP, dated as of April 15, 2016 (a)

(a)
Certain annexes, schedules and exhibits to the Exchange Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Magellan will furnish the omitted annexes, schedules and exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)

April 15, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Secured Promissory Note by and between Magellan Petroleum Corporation and One Stone Holdings II LP, dated as of April 15, 2016 (a)
10.2	Pledge Agreement by and between Magellan Petroleum Corporation and One Stone Holdings II LP, dated as of April 15, 2016 (a)

(a)
Certain annexes, schedules and exhibits to the Exchange Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Magellan will furnish the omitted annexes, schedules and exhibits to the SEC upon request.